EXHIBIT (a)(1)(i)

CAMDEN NATIONAL CORPORATION

OFFER TO PURCHASE FOR CASH

UP TO 752,000 SHARES OF COMMON STOCK

AT A PURCHASE PRICE NOT GREATER THAN $40.25

NOR LESS THAN $36.50 PER SHARE

OUR OFFER, THE PRORATION PERIOD AND YOUR RIGHT TO WITHDRAW

WILL EXPIRE AT 5:00 P.M. (EASTERN DAYLIGHT SAVINGS TIME) ON

FRIDAY, APRIL 21, 2006, UNLESS OUR OFFER IS EXTENDED.

We, Camden National Corporation, a Maine corporation (“Camden,” the “Company,” “we” or “us”) hereby invite our stockholders to tender up to 752,000 shares of our common stock, no par value, for purchase by us at a price not greater than $40.25 nor less than $36.50 per share, net to the tendering stockholder in cash, without interest. We will select the lowest purchase price that will allow us to buy 752,000 shares or, if a lesser number of shares is properly tendered, all shares that are properly tendered and not withdrawn. All shares acquired in the offer will be acquired at the same purchase price.

Only shares properly tendered at prices at or below the purchase price selected by us, and not properly withdrawn, will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the offer will be returned promptly following the expiration date. See Section 1—“Number of Shares; Proration.”

Subject to certain limitations and legal requirements, we reserve the right, in our sole discretion, to purchase more than 752,000 shares pursuant to the offer.

The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to other conditions, including the issuance of trust preferred securities on substantially the terms described in Section 9—“Source and Amount of Funds,” in an amount that, together with excess cash on hand, will be sufficient to purchase shares of common stock pursuant to this offer and to pay related fees and expenses. See Section 7—“Conditions of the Offer.”

Shares of our common stock are listed and traded on the American Stock Exchange under the symbol “CAC.” On March 23, 2006, the last full trading day before announcement of this offer, the last reported sale price of the shares was $34.74 per share. We encourage you to obtain current market quotations for the shares. See Section 8—“Price Range of Shares; Dividends.”

Our board of directors has approved this offer. However, neither we nor our board of directors, nor the Information Agent or the Dealer Manager, is making any recommendation whether you should tender or not tender your shares or at what price or prices you should choose to tender your shares. You must make your own decision whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should consider our reasons for making the offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Dealer Manager for our offer is:

The date of this Offer to Purchase is March 24, 2006.

IMPORTANT

If you want to tender all or part of your shares, you must do one of the following before the tender offer expires:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•	if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company of New York, the Depositary for the offer;

•	if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 4—“Procedures for Tendering Shares”; or

•	If you are a participant in the Camden National Corporation Retirement Savings Plan, which we refer to as our “401(k) Plan,” wishing to tender any of your shares held in the plan, you must follow the separate instructions and procedures described in Section 4—“Procedures for Tendering Shares,” by returning the Trustee Direction form to at least three days prior to the expiration date of the tender offer. If Acadia Trust, N.A. Agent has not received a participant’s instructions at least three days prior to the expiration date of the tender offer, the trustee of the 401(k) Plans, the Trustee (Acadia Trust, N.A.), will not tender any shares held on behalf of that participant.

Any stockholder who desires to tender shares whose certificates for the shares are not immediately available or cannot be delivered to the Depositary, who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary prior to the expiration of the offer must tender the shares pursuant to the guaranteed delivery procedure set forth in Section 4—“Procedures For Tendering Shares.”

To properly tender shares, you must validly complete the Letter of Transmittal, including the section captioned “Price (In Dollars) Per Share at which Shares Are Being Tendered” relating to the price at which you are tendering shares.

If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election could result in your shares being purchased at the minimum price of $36.50 per share.

If you have questions, need assistance or require additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, you should contact Georgeson Shareholder Communications Inc., the Information Agent for this offer, at the address or telephone numbers set forth on the back cover of this Offer to Purchase.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares in our offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with this offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Information Agent or the Dealer Manager.

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SUMMARY TERM SHEET

We are providing this summary for your information. It highlights material information in this document, but it does not describe all of the details of our offer to the same extent described in the body of this document. We urge you to read carefully this entire Offer to Purchase and the related Letter of Transmittal, because they contain the full details of our offer. Where helpful, we have included section references parenthetically to direct you to a more complete discussion of the topics in this summary. As used in this document, the terms “Company,” “we,” “our,” and “us” refer to Camden National Corporation, a Maine corporation.

QUESTIONS AND ANSWERS ABOUT OUR OFFER

Q.	Who is offering to buy my shares? (Section 1—“Number of Shares; Proration.”)

A:	Camden National Corporation, a Maine corporation, is making an offer to purchase your shares.

Q.	How many shares will the Company purchase in the offer? (Section 1—“Number of Shares; Proration” and Section 7—“Conditions of the Offer.”)

A:	We are offering to purchase up to 752,000 shares of our outstanding common stock, no par value, or any lesser number of shares that stockholders properly tender in the offer. This is approximately 10.0% of the shares of our common stock outstanding on March 3, 2006. If more than 752,000 shares are tendered, all shares tendered at or below the purchase price will be purchased on a pro rata basis, except for “odd lots” (lots held by owners of less than 100 shares), which will be purchased on a priority basis as described in Section 1—“Number of Shares; Proration.” Our offer is not conditioned on any minimum number of shares being tendered.

We expressly reserve the right, in our sole discretion, to purchase up to an additional 2% of our outstanding shares without extending the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal requirements.

Q.	What will the purchase price be? (Section 1—“Number of Shares; Proration.”)

A:	We are conducting our offer through a procedure commonly called a modified “Dutch Auction.” This procedure allows you to choose a price or prices (in increments of $0.25) within a specified price range at which you are willing to sell your shares. The price range for this offer is $36.50 to $40.25 per share. We will then examine the prices chosen by stockholders for all of the shares properly tendered and will select the lowest price that will enable us to buy 752,000 shares. If a lesser number of shares is tendered, we will select the price that will enable us to buy all shares that were validly tendered and not properly withdrawn. All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares above the purchase price we determine. We will determine the purchase price promptly after the expiration of the offer period.

If you wish to maximize the chance that your shares will be purchased, you should check the box next to “Shares Tendered at Price Determined Pursuant to the Tender Offer” in the section of the Letter of Transmittal captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered.” By checking that box, you will indicate that you will accept the purchase price we determine. You should understand that this election could result in your shares being purchased at the minimum price of $36.50 per share.

Q.	What will be the form of payment for my shares? (Section 1—“Number of Shares; Proration.”)

A:	If your shares are purchased in the offer, you will be paid the purchase price, in cash, without interest, promptly after the expiration of the offer period. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

Q.	How will the Company pay for the shares? (Section 9—“Source and Amount of Funds.”)

A:	Assuming that the maximum of 752,000 shares of our common stock are tendered in the offer at a price between $36.50 and $40.25 per share, the aggregate purchase price will be between approximately $27.4 million and $30.3 million, in addition to expenses for this offer and related trust preferred securities financing. We anticipate that we will pay for the shares tendered in the offer, and all expenses applicable to the offer, from the proceeds of the sale of up to $35 million of trust preferred securities to be issued by a Delaware statutory trust to be formed by us, along with available cash. We believe that financing the offer with the proceeds of the trust preferred securities financing will allow us to maintain our “well-capitalized” regulatory rating. The offer is subject to our having completed the trust preferred securities financing on substantially the terms described in Section 9—“Source and Amount of Funds,” in an amount that, together with excess cash on hand, will be sufficient to purchase shares of common stock pursuant to this offer and to pay related fees and expenses.

Q.	What happens if more than 752,000 shares are properly tendered in the offer? (Section 1—“Number of Shares; Proration.”)

A:	We may not purchase all of the shares that you tender in our offer, even if you choose a price at or below the purchase price we select. If more than 752,000 shares are tendered at or below the purchase price we select, we will purchase shares first from shares properly tendered at or below the selected price by any stockholder who owns fewer than 100 shares and who tenders all such shares and then from all stockholders who properly tender shares at prices equal to or below the selected price, on a pro rata basis. We will announce this proration percentage, if proration is necessary, after our offer expires. We expressly reserve the right, in our sole discretion, to purchase up to an additional 2% of our outstanding shares without extending the offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal requirements.

Q.	What is the purpose of the offer? (Section 2—“Purpose of the Offer; Certain Effects of the Offer.”)

A:	We continue to consider a variety of alternatives for providing value to our stockholders. Our offer provides our stockholders who are considering a sale of their shares with the opportunity to determine the price or prices (not greater than $40.25 nor less than $36.50 per share) at which they wish to sell their shares and, if those shares are purchased in our offer, to sell those shares for cash and, in some instances, without the usual transaction costs associated with open market sales. This format of repurchase also provides a method for stockholders who do not tender their shares to increase their relative percentage interest in us at no additional cost.

As a result, our board of directors believes that investing in our own shares in this offer is an attractive and efficient means to provide value to our stockholders. We have determined that investing in our common stock with the proceeds from a trust preferred securities financing would result in an improved capital structure for the Company.

Q.	When and how will I be paid for my shares? (Section 3—“Acceptance for and Payment for Shares.”)

A:

We will pay the purchase price, in cash, without interest, for the shares we accept for purchase as soon as practicable after the expiration of our offer and the acceptance of the shares for payment. We will pay for shares accepted for purchase by depositing the aggregate purchase price with Computershare Trust Company of New York, the Depositary for this offer, as promptly as practicable after the expiration date of our offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for purchase. We do not expect, however, to announce the results of proration and begin paying for shares accepted for purchase until approximately five (5) to seven (7) business days after the expiration date of our offer.

Q.	What are the United States federal income tax consequences if I tender my shares? (Section 13—“United States Federal Tax Consequences.”)

A:	Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. In addition, the receipt of cash for your tendered shares will be treated as either:

•	a sale or exchange eligible for capital gains treatment; or

•	a dividend subject to your ordinary income tax rate or, if you are an individual, a lower rate applicable to capital gains.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE SALE OF SHARES IN THE OFFER.

Q.	Will I be required to pay a brokerage commission or stock transfer taxes? (Section 3—“Acceptable for Payment and Payment for Shares” and Section 4—“Procedure for Tendering Shares.”)

A:	If you are a registered stockholder and you tender your shares directly to the Depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, we urge you to ask your broker or bank if you will be charged a fee to tender your shares. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this Offer to Purchase and Instruction 9 in the related Letter of Transmittal.

Q.	How long do I have to tender my shares? (Section 1—“Number of Shares; Proration” and Section 4—“Procedure for Tendering Shares.”)

A:	You may tender your shares until our offer expires. Currently, our offer is scheduled to expire at 5:00 P.M., Eastern Daylight Savings Time, on Friday, April 21, 2006, unless we extend the offer. We may choose to extend our offer at anytime. We cannot assure you, however, that we will extend the offer or, if we extend it, for how long. If your shares are held by a nominee or broker, they may have an earlier deadline for accepting the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure. This procedure is described later in this Offer to Purchase.

Q.	Can the offer be extended and, if so, under what circumstances? (Section 1—“Number of Shares; Proration” and Section 15—“Extension of Offer; Termination; Amendment.”)

A:	Yes, we can extend our offer past the scheduled expiration date in our sole discretion. If we extend the offer, we will delay the acceptance of any shares that have been tendered. If we extend the offer, we will make a public announcement of the extension no later than 9:00 A.M., Eastern Daylight Savings Time, on the first business day after the day on which the offer was previously scheduled to expire.

Q.	What are the significant conditions to the offer? (Section 7—“Conditions of the Offer.”)

A:	Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the expiration of this offer, including:

•

Our having consummated the trust preferred securities financing on substantially the terms described in Section 9—“Source and Amount of Funds”, in an amount that, together with excess cash on hand, will be sufficient to purchase shares of common stock pursuant to this offer and to pay related fees and expenses.

•	No decrease of more than 10% in the market price for the shares of our common stock or in the Dow Jones Industrial Average, New York Stock Exchange Composite Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Price Index measured from the close of trading on March 23, 2006 shall have occurred.

•	No legal action shall be pending, or shall have been threatened or taken, that might adversely affect our offer.

•	No one shall have proposed, announced or made a tender or exchange offer (other than this offer), merger, business combination or other similar transaction involving us.

•	No material change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred during this offer.

•	No one (including certain groups) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission prior to March 23, 2006). In addition, no new group shall have been formed which beneficially owns more than 5% of our outstanding shares. Further, no one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, notice under the Change in Bank Control Act or regulations thereunder or made a public announcement reflecting an intent to acquire us or any of our assets or securities.

•	The completion of the offer and our purchase of the shares will not cause our common stock to be delisted from the American Stock Exchange or to be subject to deregistration under the Securities Exchange Act of 1934, as amended.

Q.	How do I tender my shares? (Section 4—“Procedures for Tendering Shares.”)

A:	To tender your shares, prior to 5:00 P.M., Eastern Daylight Savings Time, on Friday, April 21, 2006, unless the offer is extended:

•	You must deliver your share certificate(s) and a properly completed and duly executed Letter of Transmittal to the Depositary at the address listed on the back cover of this document;

•	The Depositary must receive a confirmation or receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message;

•	You must comply with the guaranteed delivery procedure outlined in Section 4—“Procedures for Tendering Shares”; or

•	If you are a participant in our 401(k) Plan wishing to tender any of your shares held in the plan, you must follow the separate instructions and procedures described in Section 4—“Procedures for Tendering Shares,” by returning the Trustee Direction form to Acadia Trust, N.A. (the “Trustee”) at least three days prior to the expiration date of the tender offer. If the Trustee has not received a participant’s instructions at least three days prior to the expiration date of the tender offer, the trustee of the 401(k) Plan, Acadia Trust, N.A., will not tender any shares held on behalf of that participant.

If you have any questions, you should contact the Information Agent or your broker for assistance. The contact information for the Information Agent is set forth on the back cover of this document.

Q.	How do holders of vested stock options participate in the offer?

A:	If you hold vested but unexercised options to purchase shares, you may exercise such options in accordance with the terms of the applicable stock option plan or plans and tender the shares received upon such exercise in accordance with the offer. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the offer are not purchased in the offer for any reason. See Section 4—“Procedures for Tendering Shares.”

Q.	Can holders of restricted stock participate in the offer?

A:	If you hold restricted stock that has not yet vested, you may not tender your restricted stock. However, if you hold vested stock that had previously been restricted, you may participate in the offer on the same terms and conditions as any holder of our common stock.

Q.	Once I have tendered shares in the offer, may I withdraw my tendered shares? (Section 5—“Withdrawal Rights.”)

A:	Yes. You may withdraw shares that you have already tendered at any time prior to 5:00 P.M., Eastern Daylight Savings Time, on April 21, 2006, unless we extend the offer, in which case you can withdraw your shares until the expiration of the offer as extended. In addition, after our offer expires, if we have not accepted for purchase the shares you have tendered to us, you may withdraw your shares at any time after May 18, 2006.

Participants in our 401(k) Plan who wish to withdraw their shares must follow the instructions found in the “Letter to Participants in Our 401(k) Plan” sent to them separately. See Section 5—“Withdrawal Rights.”

Q.	How do I withdraw previously tendered shares? (Section 5—“Withdrawal Rights.”)

A:	To withdraw your previously tendered shares, you must deliver a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover of this document while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if you completed separate Letters of Transmittal to tender shares at different prices, if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer or our 401(k) Plan set forth in Section 5—“Withdrawal Rights.”

Q.	Can the Company amend the terms of the offer? (Section 15—“Extension of Offer; Termination; Amendment.”)

A:	Yes. We reserve the right in our sole discretion to amend the tender offer in any respect.

Q.	How can I find out if the Company extends the expiration date of the offer or amends the terms of the offer? (Section 15—“Extension of Offer; Termination; Amendment.”)

A:	We will issue a public announcement no later than 9:00 A.M., Eastern Daylight Savings Time, on the business day after the previously scheduled expiration date if we decide to extend the offer. We will announce any amendment to, or termination of, the offer by making a public announcement promptly thereafter.

Q.	In what order will tendered shares be purchased? (Section 1—“Number of Shares; Proration.”)

A:	We will purchase shares:

•	first, from all stockholders of “odd lots” (persons who own less than 100 shares), not including any shares held in our 401(k) Plan, who properly tender all of their shares at or below the purchase price selected by us and do not properly withdraw them before the expiration of the tender offer;

•	second, subject to the conditional tender provisions described in Section 6—“Conditional Tender of Shares,” on a pro rata basis from all other stockholders, including any shares held in our 401(k) Plan, who properly tender shares at or below the purchase price selected by us and do not properly withdraw them before the expiration of the tender offer; and

•	third, only if necessary to permit us to purchase 752,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have tendered shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the expiration of the tender offer.

Therefore, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1—“Number of Shares; Proration.”

Q.	What does my board of directors think of the offer? (Section 2—“Purpose of the Offer; Certain Effects of the Offer.”)

A:	Our board of directors has approved this offer. However, neither we nor our board of directors, nor the Information Agent or the Dealer Manager, is making any recommendation as to whether you should tender or not tender your shares or at what price or prices you should choose to tender your shares. You must make your own decision whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the offer. You should discuss whether to tender your shares with your broker or other financial or tax advisor.

Q.	Has any executive officer or director indicated an intention to tender shares in the offer? (Section 11—“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.”)

A:	Our directors and officers are eligible to tender their shares in the offer. Currently approximately 23,560 shares owned by directors and officers are expected to be tendered in the offer. Those directors and executive officers who do not tender any of their shares in the offer will increase their proportional holdings in our common stock.

Q.	If I decide not to tender, how will the offer affect my shares? (Section 2—“Purpose of the Offer; Certain Effects of the Offer.”)

A:	Our purchase of shares in our offer will reduce the number of shares that are traded publicly and may reduce the number of our stockholders. Therefore, stockholders who choose not to tender shares will own a greater percentage interest in our outstanding common stock following the offer. The offer may reduce the volume of trading in our shares and make it more difficult to buy or sell significant amounts of shares without affecting the market price.

Q.	What is the market value of my shares as of a recent date? (Section 8—“Price Range of Shares; Dividends.”)

A:	On March 23, 2006, the last full trading day before we announced the offer, the last reported closing sale price for one share of our common stock on the American Stock Exchange was $34.74. We urge you to obtain current market quotations for your shares in deciding whether to tender your shares.

Q.	Who can I talk to if I have questions about the offer?

A:	Stockholders who have questions or need assistance may call Georgeson Shareholder Communications Inc., the Information Agent for the offer, at the following address and telephone numbers:

The Information Agent for the Offer is: 17 State Street, 10th Floor New York, NY 10004 (800) 868-1366 (Toll Free) Banks and Brokerage Firms please call: (212) 440-9800

FORWARD LOOKING STATEMENTS

The discussions set forth in this Offer to Purchase and in the documents we incorporate by reference in this Offer to Purchase contain not only historical information, but also forward-looking statements. Statements that are not historical are forward-looking and reflect expectations and assumptions. We may make written or oral forward-looking statements in other documents we file with the Securities and Exchange Commission (the “SEC”), in our annual reports to stockholders, in press releases and other written materials and in oral statements made by our officers, directors or employees. You can identify forward-looking statements by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should” and other expressions which predict or indicate future events or trends and which do not relate to historical matters. You should not rely on forward-looking statements, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond our control. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

Some of the factors that might cause these differences include, but are not limited to, the following:

•	the timing and occurrence or non-occurrence of events, including the conditions to our offer, may be subject to circumstances beyond our control;

•	general, national or regional economic conditions could be less favorable than anticipated impacting the performance of our investment portfolio, quality of credits or the overall demand for services;

•	changes in loan default and charge-off rates affecting the allowance for loan and lease losses;

•	adverse weather conditions and increases in energy costs negatively impacting State and local tourism, thus potentially affecting the ability of loan customers to meet their repayment obligations;

•	declines in the equity markets which could result in impairment of goodwill;

•	reductions in deposit levels necessitating increased and/or higher cost borrowing to fund loans and investments;

•	declines in mortgage loan refinancing, equity loan and line of credit activity which could reduce net interest and non-interest income;

•	changes in the domestic interest rate environment and inflation, as substantially all of the assets and virtually all of the liabilities are monetary in nature;

•	misalignment of our interest-bearing assets and liabilities;

•	increases in loan repayment rates affecting net interest income and the value of mortgage servicing rights;

•	changes in accounting rules, Federal and State laws, regulations and policies governing financial holding companies and their subsidiaries;

•	changes in industry-specific and information system technology creating operational issues or requiring significant capital investment;

•	changes in the size and nature of our competition, including industry consolidation and financial services provided by non-bank entities affecting customer base and profitability;

•	changes in the global geo-political environment, such as acts of terrorism and military action; and

•	changes in the assumptions used in making such forward-looking statements.

You should carefully review all of these factors and be aware that there may be other factors that could cause differences, including the risk factors listed in our Annual Report on Form 10-K for the year ended December 31, 2005, as well as our other filings with the SEC. Readers should carefully review the risk factors described therein and should not place undue reliance on our forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this Offer to Purchase or the date of the documents incorporated by reference and, except for on-going obligations to disclose material information as required by U.S. federal securities laws, we do not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

INTRODUCTION

We invite our stockholders to tender shares of our common stock, no par value per share, for purchase by us. We are offering to purchase up to 752,000 shares, at a price not greater than $40.25 nor less than $36.50 per share, net to the tendering stockholder in cash, without interest.

We will select the lowest purchase price within that range that will allow us to buy 752,000 shares or, if a lesser number of shares is properly tendered, all shares that are properly tendered and not withdrawn. All shares acquired in the offer will be acquired at the same purchase price.

Our offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, as they may be amended or supplemented from time to time, which together constitute this offer.

Only shares properly tendered at prices at or below the purchase price we select and not properly withdrawn will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price will not be purchased if more than the number of shares we seek to purchase are tendered. We will return shares tendered at prices in excess of the purchase price that we determine and shares we do not purchase because of proration or conditional tenders promptly following the expiration date of this offer.

Our intent is to purchase up to 752,000 of our shares in the offer. We expressly reserve the right, in our sole discretion, to purchase up to an additional 2% of our outstanding shares without extending the tender offer. Such a purchase of additional shares will not require us to extend the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal requirements. See Section 1—“Number of Shares; Proration.”

The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to other conditions, including the issuance and sale of trust preferred securities on substantially the terms described in Section 9—“Source and Amount of Funds,” in an amount that, together with excess cash on hand, will be sufficient to purchase shares of common stock pursuant to this offer and to pay related fees and expenses.

Our board of directors has approved this offer. However, neither we nor our board of directors, nor the Information Agent or the Dealer Manager, is making any recommendation whether you should tender or not tender your shares or at what price or prices you should choose to tender your shares. In deciding whether to tender and at what purchase price, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making this offer and other available information about us.

If at the expiration of the offer, more than 752,000 shares (or such greater number of shares as we may elect to purchase) are properly tendered at or below the purchase price and not properly withdrawn, subject to the conditions of the offer, we will buy shares:

(i)	first, from all Odd Lot Holders (as defined in Section 4—“Procedures for Tendering Shares”), not including participants in our 401(k) Plan, who properly tender all their shares at or below the purchase price selected by us;

(ii)	second, on a pro rata basis from all other stockholders (including participants in our 401(k) Plan) who properly tender shares at or below the purchase price selected by us, other than stockholders who tender conditionally and whose conditions are not satisfied; and

(iii)

third, only if necessary to permit us to purchase 752,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares be purchased if any of the holder’s shares are purchased in the tender offer (for which the condition was not initially satisfied) at or below the purchase price by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered all of their shares.

Therefore, we may not purchase all of the shares tendered pursuant to the tender offer even if the shares are tendered at or below the purchase price. See Section 1—“Number of Shares; Proration” and Section 4—“Procedures for Tendering Shares” for additional information concerning priorities and proration procedures.

The purchase price will be paid net to the tendering stockholder in cash, without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 9 of the Letter of Transmittal, stock transfer taxes on our purchase of shares in the offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. Also, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 that is included as part of the Letter of Transmittal or Form W-8 obtained from the Depositary may be subject to required United States federal income tax backup withholding on the gross proceeds payable to the tendering stockholder or other payee pursuant to the offer. See Section 13—“United States Federal Tax Consequences.”

Holders of vested but unexercised options to purchase shares may exercise such options for cash and tender some or all of the shares issued upon such exercise. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the offer are not purchased in the offer for any reason.

Participants in our 401(k) Plan (the Camden National Corporation Retirement Savings Plan) may direct the trustee of the plan, Acadia Trust, N.A. (the “Trustee”), to tender some or all of the shares held for the participant’s account by following the instructions in the “Letter to Participants in Our 401(k) Plan” furnished separately and returning it to the Trustee in accordance with those instructions. The Trustee will tender the appropriate shares as instructed. If the Trustee has not received a participant’s instructions by 12:00 midnight, Eastern Daylight Savings Time, on Tuesday, April 18, 2006, the Trustee will not tender any shares held on behalf of that participant in our 401(k) Plan. The proceeds received by the 401(k) Plan from any tender of shares from a participant’s account will be reinvested in the Institutional Money Market Fund under the terms of the 401(k) Plan. Once the tender proceeds have been credited to the participant’s plan account, the participant may reallocate his or her investments among the various investment funds under the plan in the usual manner. See Section 4—“Procedures for Tendering Shares.”

As of March 3, 2006, we had 7,519,629 issued and outstanding shares. The 752,000 shares that we are offering to purchase pursuant to the offer represents approximately 10.0% of our shares outstanding on that date. The shares are listed and traded on the American Stock Exchange under the symbol “CAC.” On March 23, 2006, the last full trading day before the announcement of the offer, the last reported sale price of the shares was $34.74 per share. We urge stockholders to obtain current market quotations for the shares. See Section 8—“Price Range of Shares; Dividends.”

THE TENDER OFFER

1.	Number of Shares; Proration.

On the terms and subject to the conditions of our offer, we will accept for payment and thereby purchase up to 752,000 shares of our common stock, or such lesser number of shares as are validly tendered before the Expiration Date (as defined herein) and not withdrawn in accordance with Section 5—“Withdrawal Rights,” at a price not greater than $40.25 nor less than $36.50 per share, in cash, without interest.

The term “Expiration Date” means 5:00 P.M., Eastern Daylight Savings Time, on Friday, April 21, 2006, unless and until we in our sole discretion extend the period of time during which our offer will remain open. If extended by us, the term “Expiration Date” will refer to the latest time and date at which our offer, as extended, will expire. For a description of our right to extend, delay, terminate or amend our offer, see Section 15—“Extension of Offer; Termination; Amendment.”

We reserve the right to purchase more than 752,000 shares pursuant to the offer. In accordance with applicable regulations of the SEC, we may purchase pursuant to the offer an additional amount of shares not to exceed 2% of the outstanding shares without amending or extending the offer. See Section 15—“Extension of Offer; Termination; Amendment.”

As promptly as practicable following the Expiration Date, we will, upon the terms and subject to the conditions of the offer, determine a single per share purchase price that we will pay for shares properly tendered and not properly withdrawn pursuant to the offer, taking into account the number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price that will allow us to buy 752,000 shares or, if a lesser number of shares is properly tendered, all shares that are properly tendered and not withdrawn. As promptly as practicable thereafter, we will publicly announce the purchase price, the proration factor, and upon the terms and subject to the conditions of the offer (including the proration provisions described herein), all stockholders who have properly tendered and not withdrawn shares at prices at or below the purchase price we select will receive the selected purchase price for all shares purchased. All shares not purchased pursuant to the offer, including shares tendered at prices in excess of the purchase price we select and shares not purchased because of proration or conditional tenders, will be returned to the tendering stockholder or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made at our expense as promptly as practicable following the Expiration Date.

All shares purchased in the offer will be purchased at the same purchase price, even if you have specified a lower price. We will not purchase any shares tendered at a price above the purchase price we select using the procedures described above.

If the number of shares properly tendered by the Expiration Date at prices at or below the purchase price we select, and not withdrawn, is less than or equal to 752,000 (or such greater number of shares we may select to purchase pursuant to this offer), we will, upon the terms and subject to the conditions of this offer, purchase at the purchase price we select all shares that are so tendered.

If the number of shares properly tendered by the Expiration Date at prices at or below the purchase price we select, and not withdrawn, is greater than 752,000 (or such greater number of shares we may select to purchase pursuant to this offer), shares tendered at or below the purchase price we select will be subject to certain proration and conditional tender provisions, except for Odd Lots as explained below. The proration period also expires on the Expiration Date. For a more detailed description of our purchase of and payment for tendered shares see Section 3—“Acceptance for and Payment for Shares.”

THIS OFFER IS NOT CONDITIONED UPON THE TENDER OF ANY MINIMUM NUMBER OF SHARES, BUT IT IS SUBJECT TO CERTAIN OTHER CONDITIONS, INCLUDING THE ISSUANCE AND SALE OF TRUST PREFERRED SECURITIES ON SUBSTANTIALLY THE TERMS DESCRIBED

IN SECTION 9—“SOURCE AND AMOUNT OF FUNDS”, IN AN AMOUNT SUFFICIENT TO PURCHASE SHARES OF COMMON STOCK PURSUANT TO THIS OFFER AND TO PAY RELATED FEES AND EXPENSES. SEE SECTION 7—“CONDITIONS OF THE OFFER.”

In accordance with Instruction 5 of the Letter of Transmittal, if you desire to tender shares, you must specify the price or prices, not greater than $40.25 nor less than $36.50 per share, at which you are willing to sell your shares. Prices may be specified in increments of $0.25. Alternatively, if you desire to tender your shares, you can choose not to specify a price and, instead, specify that you will sell your shares at the purchase price selected by us for shares properly tendered in our offer. This could result in you receiving a price per share as low as $36.50. By following the instructions to the Letter of Transmittal, you can specify one minimum price for a specified portion of your shares and a different minimum price for other specified shares. You can also specify the order in which your shares will be purchased in the event that, as a result of the proration provision or otherwise, some but not all of your shares are purchased pursuant to the offer, and you can condition your tender of shares on the purchase of all or a specified minimum number of your shares being purchased.

Priority of Purchases. Upon the terms and subject to the conditions of the offer, if more than 752,000 shares have been properly tendered at prices at or below the purchase price we select and not withdrawn on or prior to the Expiration Date, we will purchase properly tendered shares in the following order of priority:

•	First, we will purchase all shares properly tendered and not properly withdrawn by any Odd Lot Holder (as defined below) who:

(i)	tenders all shares owned beneficially or of record by the Odd Lot Holder at a price at or below the purchase price we select, including by electing to accept the purchase price we select (tenders of less than all shares owned by the Odd Lot Holder will not qualify for this preference); and

(ii)	completes the box captioned “Odd Lots” on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery;

•	Second, after purchase of all of the shares properly tendered by Odd Lot Holders, we will purchase all shares (a) conditionally tendered in accordance with Section 6—“Conditional Tender of Shares,” for which the condition was satisfied, and (b) all other shares tendered properly and unconditionally, in each case at prices at or below the purchase price we select, and not withdrawn on or prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional shares) as described below; and

•	Third, only if necessary to permit us to purchase 752,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares be purchased if any of the holder’s shares are purchased in the tender offer (for which the condition was not initially satisfied) at or below the purchase price by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that fewer than all shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of shares, none of those shares will be purchased even though those shares were tendered at prices at or below the purchase price we select.

Odd Lots. The term “Odd Lots” means all shares properly tendered on or prior to the Expiration Date at prices at or below the purchase price we select and not withdrawn by any person (an “Odd Lot Holder”) who owns, beneficially or of record, an aggregate of fewer than 100 shares (not including shares held in our 401(k) Plan) and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. Except to the extent that our purchase would result in the delisting of our shares on the American Stock Exchange or cause us to be subject to deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), all Odd Lots shares will be accepted for purchase before proration, if any, of other tendered shares. To qualify for this preference, a qualifying stockholder must tender all applicable shares in accordance with the procedures described in Section 4—“Procedures for Tendering Shares.” This preference is not available to shares held in our 401(k) Plan to partial tenders or to beneficial or record holders of a total of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. Any stockholder wishing to tender all of the stockholder’s shares pursuant to this preference for Odd Lots should complete the box captioned “Odd Lots” on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. See Instruction 6 on the Letter of Transmittal. By accepting the Offer to Purchase, a stockholder holding beneficially fewer than 100 shares will avoid the payment of brokerage commissions and the applicable odd lot discount payable in a sale of such shares in a transaction effected on a securities exchange.

Proration. If proration of tendered shares is required, we will determine the final proration factor as promptly as practicable after the Expiration Date. Subject to the conditional tender procedures described in Section 6—“Conditional Tender of Shares,” proration for each stockholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares properly tendered by the stockholders and not withdrawn on or prior to the Expiration Date at or below the purchase price we select to the total number of shares tendered by all stockholders, other than Odd Lot Holders, at or below the purchase price we select. This ratio will be applied to stockholders tendering shares to determine the number of shares that will be purchased from each tendering stockholder in our offer. Proration will also be subject to the procedures described above under “Priority of Purchases.”

Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn on or prior to the Expiration Date, including shares tendered by guaranteed delivery procedures, as well as the conditional tender procedures and the odd lot procedures, we do not expect that we will be able to announce the final proration percentage or commence payment for any shares purchased under our offer until five (5) to seven (7) business days after the Expiration Date. The preliminary results of any proration will be announced by public announcement as soon as practicable after the Expiration Date. Stockholders may obtain preliminary proration information from the Information Agent and may be able to obtain this information from their brokers.

As described in Section 13—“United States Federal Tax Consequences,” the number of shares that we purchase from all stockholders may affect the United States federal income tax consequences to you and therefore may be relevant to your decision whether to tender shares. The Letter of Transmittal affords each tendering stockholder the opportunity to designate (by certificate) the order of priority in which such stockholder wishes the shares he or she tenders to be purchased in the event of proration. In addition, you may choose to submit a tender of shares conditioned on the purchase of all or a specified number of your shares under the procedures discussed in Section 6—“Conditional Tender of Shares,” in order to structure your tender for federal income tax reasons.

We expressly reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. See Section 15—“Extension of Offer; Termination; Amendment.”

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer. We continue to consider a variety of alternatives for providing value to our stockholders. We believe that this tender offer is consistent with our history of returning capital as a means of increasing stockholder value. In 2001, we established the Company’s first common stock repurchase program and since that time we have repurchased over 705,976 shares of common stock at an average price of $28.03 per share. On July 26, 2005, our board of directors authorized the repurchase of up to 750,000 shares of our common stock. As of March 3, 2006, under this most recent repurchase program, we had repurchased 77,971 shares (or approximately 10.4% of the authorization) at an aggregate cost of approximately $2,025,000 (an average price of $35.37 per share). Effective March 24, 2006, we suspended our repurchase program until at least 10 business days following the expiration or termination of this Offer to Purchase.

Potential Benefits. We are making our offer because we believe:

•	our offer provides stockholders who are considering a sale of their shares with the opportunity to determine the price or prices (not greater than $40.25 nor less than $36.50 per share) at which they wish to sell their shares and, if those shares are purchased in our offer, to sell those shares for cash without the usual transaction costs associated with open market sales;

•	our offer provides stockholders who do not tender their shares an opportunity to increase their relative percentage interest in us, at no additional cost; and

•	investing in our common stock with the proceeds from a trust preferred securities financing would result in an improved capital structure.

Potential Risks and Disadvantages. Our offer also presents some potential risks and disadvantages to us and our continuing stockholders, including:

•	we will spend up to $30,268,000 in cash to pay for the tendered shares, assuming that we purchase 752,000 shares in the tender offer at the maximum of $40.25 per share;

•	our stockholders’ equity will decrease from $129.5 million to approximately $99.1 million, assuming that we purchase 752,000 shares in the tender offer at $40.25 per share and incur expenses of $200,000. Our continuing stockholders will also bear a higher proportionate risk in the event of future losses; and

•	our offer will reduce our “public float,” which is the number of shares owned by outside stockholders and available for trading in the securities markets. This may result in lower stock prices or reduced liquidity in the trading market for shares in the future and may make it more difficult to buy or sell significant amounts of our shares without materially affecting the market price.

After the offer is completed, we expect that our cash flow and access to other sources of capital will be adequate to fund operations for the foreseeable future. However, our actual experience may differ significantly from our expectations and there can be no assurance that our action in utilizing a significant portion of our capital in this manner will not adversely affect our ability to operate profitably or absorb possible losses in future periods or to continue our stock repurchase program. Future events may adversely and materially affect our business, expenses or prospects and could affect our available cash or the availability or cost of external financial resources.

Depending on the results and prospects of our business, prevailing economic and market conditions and the market price of our shares, we currently intend to continue our repurchase program subsequent to the termination of the offer. In addition, we may in the future purchase additional shares of our common stock in the open market, private transactions, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders, than the terms of this offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through this offer, until at least ten (10) business days after the expiration or termination of this offer.

Our board of directors has approved this offer. However, neither we nor our board of directors, nor the Information Agent or the Dealer Manager, is making any recommendation as to whether you should tender or not tender your shares or at what price or prices you should choose to tender your shares. Stockholders are urged to evaluate carefully all information in the offer, consult with their own investment and tax advisors and make their own decision whether to tender and, if so, how many shares to tender and the price or prices at which to tender them.

Our directors and officers are eligible to tender their shares in the offer. Our directors and executive officers have advised us that they do not intend to tender any of their shares in the offer, other than one of our directors, Winfield F. Robinson, who has indicated that he presently intends to tender 23,560 of his shares. The intention of Mr. Robinson and the number of shares he may tender may change depending on the market, economic and business conditions existing as of the expiration date of the offer. In addition, our Chairman, Rendle A. Jones, serves as trustee of various trusts which hold shares of our common stock. Mr. Jones, in his fiduciary capacity as trustee of such trusts, may tender some or all of the shares held in trust depending on the market, economic and business conditions existing as of the Expiration Date of the offer. Mr. Jones has no pecuniary interest in such shares. For those directors and executive officers who do not tender shares in the offer, the offer will increase their proportional holdings in our common stock. See Section 11—“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.”

Certain Effects of the Offer. Upon the completion of the offer, non-tendering stockholders will own a greater percentage interest in us. This may include our executive officers and directors.

As of December 31, 2005, the book value per share of our common stock was $17.21. Assuming that the 752,000 shares sought to be purchased by us had been acquired on such date at the maximum price of $40.25 per share, the adjusted book value per share as of that date would have been $14.62.

Non-tendering stockholders will realize a proportionate increase in their relative ownership interest in us and thus in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future. Stockholders may be able to sell non-tendered shares in the future on the American Stock Exchange or otherwise. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future, which may be higher or lower than the purchase price we pay in this offer.

Based upon published guidelines of the American Stock Exchange, we believe that we will meet the minimum continued listing standards immediately after our purchase of shares pursuant to our offer.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to the offer will not result in the shares becoming eligible for termination of registration under the Exchange Act. The offer is conditioned upon our having determined that the consummation of the tender offer will not cause the shares to be delisted from the American Stock Exchange or eligible for deregistration under the Exchange Act.

The shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. We believe that, following the repurchase of shares pursuant to the offer, the shares will continue to be margin securities for purposes of the Federal Reserve Board’s margin regulations.

Shares we acquire pursuant to our offer will be canceled and returned to the status of authorized but unissued stock, and will be available for us to issue without further stockholder action except as required by applicable law or the rules of American Stock Exchange or any securities exchange on which the shares are then listed, for purposes of, including without limitation, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for issuance of the shares purchased in our offer.

Except as described in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	Any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	Any material change in our present policy of paying cash dividends, our capitalization, corporate structure or business;

•	Any material change in our present board of directors or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on the board) or to change any material term of the employment contract of any executive officer;

•	Any material change in our corporate structure or business, excluding the previously announced merger of our banking subsidiaries Camden National Bank and UnitedKingfield Bank into one entity to be referred to as Camden National Bank;

•	Any class of our equity securities ceasing to be authorized to be quoted on the American Stock Exchange;

•	Any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	The suspension of our obligation to file reports under Section 13 of the Exchange Act;

•	The acquisition by any person of additional securities of ours or the disposition of our securities; or

•	Any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Notwithstanding the foregoing, as part of our long-term corporate goal of increasing stockholder value, we have regularly considered alternatives to enhance stockholder value, including open-market repurchases of our shares, modifications of our dividend policy, strategic acquisitions and business combinations, and changes in our board of directors or management composition, and we intend to continue to consider these and other alternatives to enhance stockholder value.

3.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of the offer as so extended or amended), and provided that the offer has not been terminated as described in Section 15—“Extension of Offer; Termination; Amendment,” we will purchase, as promptly as practicable after the Expiration Date, by accepting for payment, and will pay for, up to 752,000 shares validly tendered at prices at or below the purchase price we select and not properly withdrawn before the Expiration

Date. We reserve the right, in our sole discretion, to delay acceptance for payment of, or payment for, shares in order to comply, in whole or in part, with any applicable law. See Section 7—“Conditions of the Offer” and Section 13—“United States Federal Tax Consequences.” The reservation of this right to delay the acceptance or purchase of, or payment for, the shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or to return the shares deposited by, or on behalf of, stockholders, promptly after the termination or withdrawal of the offer.

For purposes of the offer, we will be deemed to have accepted for payment (and thereby purchased) shares validly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance for payment of such shares. Upon the terms and subject to the conditions of the offer, payment for shares accepted pursuant to the offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting payments to such tendering stockholders whose shares have been accepted for payment.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR SHARES, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT OR EXTENSION OF THE EXPIRATION DATE.

IF, PRIOR TO THE EXPIRATION DATE, WE INCREASE THE CONSIDERATION TO BE PAID PER SHARE PURSUANT TO THIS OFFER, WE WILL PAY SUCH INCREASED CONSIDERATION FOR ALL SUCH SHARES PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five (5) to seven (7) business days after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the applicable purchase price we select and shares not purchased due to proration or conditional tender, will be returned (or, in the case of shares tendered by book-entry transfer, the shares will be credited to the account maintained with the Book-Entry Transfer Facility, as described in Section 4—“Procedures for Tendering Shares,” by the participant who so delivered the shares) to the tendering stockholder at our expense as promptly as practicable after the Expiration Date.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased in our offer. If, however, payment of the purchase price we select is to be made to, or, in the circumstances permitted by our offer, if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to that person will be deducted from the purchase price unless evidence satisfactory to us of the payment of taxes or exemption from payment of taxes is submitted. See Instruction 9 of the Letter of Transmittal.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID TO THAT STOCKHOLDER OR OTHER PAYEE PURSUANT TO OUR OFFER. SEE SECTION 4—“PROCEDURES FOR TENDERING SHARES.” ALSO, SEE SECTION 13—“UNITED STATES FEDERAL TAX CONSEQUENCES” REGARDING FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN STOCKHOLDERS.

4.	Procedures for Tendering Shares.

Valid Tender of Shares. For shares to be validly tendered pursuant to the offer, you must, on or prior to the Expiration Date, either:

(i) deliver to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase:

(a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent’s Message (as defined below) in connection with a book-entry transaction;

(b) the certificates representing shares to be tendered or timely confirmation of a book-entry transfer of shares into the Depositary’s account at the Book-Entry Transfer Facility; and

(c) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions of this Offer to Purchase;

(ii) cause your broker, dealer, commercial bank or trust company to tender applicable shares pursuant to the procedures for book-entry transfer described below;

(iii) cause the Trustee of our 401(k) Plan to tender applicable shares pursuant to the procedures described below; or

(iv) comply with the guaranteed delivery procedures described below.

THE METHOD OF DELIVERY OF CERTIFICATES REPRESENTING SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT YOUR OPTION AND RISK AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

In accordance with Instruction 5 of the Letter of Transmittal, if you want to tender your shares pursuant to the offer, you must properly indicate in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” the price at which you are tendering your shares, either by specifying a particular price between $40.25 and $36.50 (in increments of $0.25) or by indicating that you are tendering at the purchase price we select that is determined pursuant to the tender offer process.

If you wish to maximize the chance that your shares will be purchased at the purchase price we select, you should check the box in the section of the Letter of Transmittal next to “Shares Tendered at Price Determined Pursuant to the Tender Offer.” This means that you will accept the purchase price we select. Note that this election could result in your shares being purchased at the minimum price of $36.50 per share.

If you wish to indicate a specific price (in increments of $0.25) at which your shares are being tendered, you must check a box in the section of the Letter of Transmittal next to “Shares Tendered at a Price Determined By Stockholder.” You should be aware that this election could mean that none of your shares will be purchased if you choose a price that is higher than the purchase price we eventually select after the Expiration Date.

If you want to tender portions of your shares at different prices, you must complete a separate Letter of Transmittal for each portion of your shares that you want to tender at a different price. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 5—“Withdrawal Rights”) at more than one price. To tender shares properly, one and only one price box must be checked in the “Price (In Dollars) Per Share At Which Shares Are Being Tendered” section on each Letter of Transmittal.

Odd Lot Holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1—“Number of Shares; Proration.”

If you tender your shares directly to the Depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares through the broker or bank.

Participants in our 401(k) Plan who wish to tender some or all of the shares allocated to their accounts must follow the instructions in the “Letter to Participants in Our 401(k) Plan” furnished separately and return the Trustee Direction form included therewith to the Trustee in accordance with those instructions. The Trustee Direction form must be received by the Trustee not later than three days prior to the expiration date or no shares allocated to the participant’s account will be tendered. Participants in our 401(k) Plan must use the Trustee Direction form to instruct the Trustee to tender their shares in our 401(k) Plan.

Participants in our 401(k) Plan who also hold shares outside of the 401(k) Plan will need to follow the instructions above regarding the Letter of Transmittal with respect to shares held outside the 401(k) Plan and the instructions in the “Letter to Participants in Our 401(k) Plan” for the Trustee Direction form with respect to shares held under our 401(k) Plan.

Our 401(k) Plan is prohibited from selling shares to us for a price that is less than the prevailing market price. Accordingly, if a participant in our 401(k) Plan elects to tender shares at a price that is lower than the prevailing market price of our common stock at the expiration of the tender offer, the tender price elected by the participant will be deemed to have been increased to the closest tender price that is not less than the closing price of our common stock on the American Stock Exchange on the expiration date. This could result in such shares not being purchased in the offer.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if:

(i) the Letter of Transmittal is signed by the registered holder of the shares tendered and the holder has not completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal. For this purpose, the “registered holder” includes any participant in the Book-Entry Transfer Facility; or

(ii) shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch, or agents in the United States or other entity which is an “Eligible Guarantor Institution” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution”).

If a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, and the signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 on the Letter of Transmittal. Also, see Section 3—“Acceptance for and Payment for Shares” of this Offer to Purchase for information about applicable stock transfer taxes.

In all cases, payment for shares tendered and accepted for payment in the offer will be made only after timely receipt by the Depositary of certificates for shares (or a timely share confirmation of a book-entry transfer of the shares into the Depositary’s account at the Book-Entry Transfer Facility as described below), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile), or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Book-Entry Transfer. The Depositary will establish an account with respect to the shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry

Transfer Facility may make delivery of shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, either (i) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof, or an Agent’s Message in the case of a book-entry transfer, together with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. DELIVERY OF REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY AND WILL NOT CONSTITUTE A VALID TENDER.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the confirmation of a book-entry transfer of shares into the Depositary’s account at the Book-Entry Transfer Facility, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant in the Book-Entry Transfer Facility tendering the shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Guaranteed Delivery. If you desire to tender shares pursuant to the offer and your share certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date or the procedures for book-entry transfer cannot be completed on a timely basis, your shares still may be tendered, if all the following guaranteed delivery procedures are complied with:

(i) the tender is made by or through an Eligible Institution;

(ii) the Depositary receives by hand, mail, overnight courier or facsimile transmission, by the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this document, specifying the price at which shares are being tendered, including (where required) a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

(iii) all of the following are received by the Depositary within three (3) trading days after the date of execution of the Notice of Guaranteed Delivery:

(a) either (1) the share certificates, or (2) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer we describe above;

(b) either (1) a properly completed and executed Letter of Transmittal or a manually executed facsimile of it, including any required signature guarantees; or (2) an Agent’s Message of the type we describe above in the case of a book-entry transfer; and

(c) any other documents required by the Letter of Transmittal.

A “trading day” is any day on which the American Stock Exchange is open for business.

Method of Delivery. The method of delivery of all documents, including share certificates, is at the election and risk of the tendering shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

Company Stock Option Plans. We are not offering, as part of the offer, to purchase any of the options outstanding under the Company’s stock option plans and tenders of such options will not be accepted. Holders of options who wish to participate in the offer may exercise their options and purchase shares of our common stock and then tender such shares pursuant to the offer, provided that any such exercise of an option and tender of shares is in accordance with the terms of the option and the options. In no event are any options to be delivered to the Depositary in connection with a tender of shares hereunder. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the offer are not purchased in the offer for any reason.

Procedures for Participants in Our 401(k) Plan. Participants in our 401(k) Plan may instruct the Trustee of such plan to tender some or all of the shares allocated to a participant’s account by completing a Trustee Direction form in accordance with the instructions in the “Letter to Participants in Our 401(k) Plan” furnished separately and returning it to the Trustee in accordance with those instructions. All documents furnished to stockholders generally in connection with the tender offer will be made available to participants whose plan accounts are credited with shares. Participants in the 401(k) Plan cannot use the Letter of Transmittal to direct the tender of shares held under our 401(k) Plan, but must use the Trustee Direction form included in the separate instruction letter sent to them. Participants in our 401(k) Plan who also hold shares outside of the 401(k) Plan, however, must use the Letter of Transmittal to tender shares held outside of the 401(k) Plan and must complete the Trustee Direction form according to the instructions in the “Letter to Participants in Our 401(k) Plan” for shares held under the 401(k) Plan.

Our 401(k) Plan is prohibited from selling shares to us for a price that is less than the prevailing market price. Accordingly, if a participant in the 401(k) Plan elects to tender shares at a price that is lower than the prevailing market price of our common stock at the expiration of the tender offer, the tender price elected by the participant will be deemed to have been increased to the closest tender price that is not less than the closing price of our common stock on the American Stock Exchange on the expiration date. This could result in such shares not being purchased in the tender offer.

Delivery of a Letter of Transmittal by a participant in the 401(k) Plan does not constitute proper tender of his or her shares held under the 401(k) Plan. Proper tender for shares held in the 401(k) Plan can only be made by a Trustee Direction form, instructing the Trustee, which is the record owner of the shares held in the plan to tender the shares. The Trustee Direction form must be received by the Trustee at least three days in advance of the expiration of the tender offer. The tender offer is scheduled to expire on Friday, April 21, 2006, thus, the Trustee Direction form must be received by the Trustee no later than Tuesday, April 18, 2006, unless the tender offer is extended.

The proceeds received by the 401(k) Plan from any tender of shares from a participant’s plan account will be reinvested in the Institutional Money Market Fund. Once the tender proceeds have been credited to the participant’s plan accounts, the participant may reallocate his or her investments among the various investment funds under the plan in the usual manner.

Participants in our 401(k) Plan are urged to read the separate instruction letter and related materials carefully.

Tender Constitutes an Agreement; Your Representation and Warranty. A tender of shares pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of the offer, as well as your representation and warranty to us that:

(i) you have a “net long position” in the shares being tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act; and

(ii) the tender of your shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, acting alone or in concert with others, directly or indirectly, to tender shares for that person’s own account unless, at time of the tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering:

(i) either:

(a) will deliver or cause to be delivered the shares within the period specified in our offer; or

(b) in the case of securities immediately convertible into, or exchangeable or exercisable for our shares, acquire shares by conversion, exchange or exercise of such securities, and, to the extent required by the terms of our offer, delivers or causes to be delivered our shares within the period specified by our offer;

(ii) has a “net long position” equal to or greater than the amount tendered in our shares or in securities immediately convertible into, or exchangeable or exercisable for, our shares; and

(iii) will cause such shares to be delivered in accordance with the terms of the offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Our acceptance for payment of shares tendered pursuant to the offer will constitute a binding agreement between the tendering stockholder and us upon the terms and conditions of the offer.

Determination of Validity. All questions as to the number of shares to be accepted, the purchase price to be paid for shares to be accepted and validity, form, eligibility (including the time of receipt) and acceptance for payment of any tendered shares pursuant to any of the procedures described above will be determined by us, in our reasonable discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares determined by us not to be in proper form or if the acceptance for payment of, or payment for, such shares may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, in our sole discretion, to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects and irregularities have been cured or waived by us. Neither we nor any of our affiliates, nor the Depositary, the Information Agent or any other person or entity, is under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Our interpretation of the terms and conditions of the offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Backup Withholding. For a discussion of backup withholding considerations, please see Section 13—“United States Federal Tax Consequences.”

Lost or Destroyed Certificates. Stockholders whose certificates for part or all of their shares have been lost, stolen, misplaced or destroyed should contact American Stock Transfer & Trust Company, our transfer agent, at (800) 937-5449 or (212) 936-5100 for instructions on obtaining replacement certificate(s). The transfer agent will require an affidavit of loss and may require a posting of a bond. Stockholders are urged to contact the transfer agent immediately to permit timely processing of this documentation.

Certificates for shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us. Any documents delivered to us will not be forwarded to the Depositary and will not be deemed to be properly tendered. The Trustee Direction form required to tender shares held under our 401(k) Plan must be delivered to the Information

Agent and not to us, the Dealer Manager or the Depositary. Any Trustee Direction forms delivered to us, the Information Agent, the Dealer Manager or the Depositary will not be forwarded to the Trustee and will not be deemed to be properly tendered.

5.	Withdrawal Rights.

Shares tendered in the offer may be withdrawn at any time before the Expiration Date, and unless accepted for payment by us in the offer, may also be withdrawn at any time after 12:00 midnight, Eastern Daylight Savings Time, on May 18, 2006. In the event of any modification of the terms of the offer, additional withdrawal rights will be available and announced. Except as otherwise provided in this Section 5—“Withdrawal Rights,” tenders of shares pursuant to the offer are irrevocable.

If we extend the period of time during which the Offer to Purchase is open, are delayed in purchasing shares or are unable to purchase shares pursuant to the Offer to Purchase for any other reason, then, without prejudice to our rights under the Offer to Purchase, the Depositary may, on our behalf, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 5—“Withdrawal Rights,” subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the tender offer. Any such delay will be an extension of the offer to the extent required by law.

Withdrawal of Shares Held in Physical Form. For a withdrawal to be effective, a stockholder of shares held in physical form must provide a written, telegraphic or facsimile transmission notice of withdrawal to the Depositary at its address set forth on the back cover page of this Offer to Purchase on or prior to the Expiration Date (or after May 18, 2006, if applicable), which notice must contain: (i) the name of the person who tendered the shares; (ii) a description of the shares to be withdrawn; (iii) the certificate numbers shown on the particular certificates evidencing such shares; (iv) the signature of the stockholder executed in the same manner as the original signature on the Letter of Transmittal (including any signature guarantee if such original signature was guaranteed); and (v) if such shares are held by a new beneficial owner, evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the shares. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

Withdrawal of Shares Held with the Book-Entry Transfer Facility. For a withdrawal to be effective, a holder of shares held with the Book-Entry Transfer Facility must, on or prior to the Expiration Date: (i) call his or her broker and instruct such broker to withdraw the tender of shares by debiting the Depositary’s account at the Book-Entry Transfer Facility for all shares to be withdrawn; and (ii) instruct the broker to provide a written, telegraphic or facsimile transmission notice of withdrawal to the Depositary on or before the Expiration Date. Such notice of withdrawal shall contain (i) the name of the person who tendered the shares; (ii) a description of the shares to be withdrawn; (iii) the certificate numbers shown on the particular certificates evidencing such shares; (iv) the signature of the stockholder executed in the same manner as the original signature on the Letter of Transmittal (including any signature guarantee if such original signature was guaranteed); and (v) if such shares are held by a new beneficial owner, evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the shares. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

Withdrawal of Shares Tendered at Different Prices. If you complete separate Letters of Transmittal for shares tendered at different prices, you must complete corresponding separate notices of withdrawal for a withdrawal to be effective.

Withdrawal of Shares Tendered through our 401(k) Plan. Participants in our 401(k) Plan who wish to withdraw their shares must follow the instructions found in the “Letter of Participants in Our 401(k) Plan” sent to them separately.

Withdrawals of tendered shares may not be rescinded and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the offer; provided, however, that any shares properly withdrawn may be re-tendered at any time prior to the Expiration Date by following the procedures for tendering described in Section 4—“Procedures for Tendering Shares.”

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us in our sole discretion, which determination will be final and binding. Neither we, nor any of our affiliates, the Depositary, the Information Agent, the Dealer Manager or any other person is under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

6.	Conditional Tender of Shares.

Under certain circumstances and subject to the exceptions for Odd Lot Holders, we may prorate the number of shares purchased in our offer. As discussed in Section 13—“United States Federal Tax Consequences,” the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. The conditional tender alternative is made available so that you may seek to structure our purchase of shares in our offer so that the transaction will be treated as a sale of the shares by you, rather than the payment of a dividend, for U.S. federal income tax purposes. Accordingly, you may tender shares subject to the condition that a specified minimum number of your shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any shares tendered are purchased. We urge you to consult with your own tax advisor.

If you wish to make a conditional tender, you must indicate this in the box captioned “Conditional Tender” in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. In this box in the Letter of Transmittal or the Notice of Guaranteed Delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After our offer expires, if more than 752,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified by that stockholder, the shares conditionally tendered will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 752,000 (or such greater number of shares as we may elect to purchase, subject to applicable law), then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been deemed withdrawn to permit us to purchase such number of shares. In selecting these conditional tenders, we will select by random lot and will select only from stockholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

All shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal or Notice of Guaranteed Delivery regarded as withdrawn as a result of proration and not eventually purchased will be returned as soon as practicable after the Expiration Date without any expense to the tendering stockholder.

7.	Conditions of the Offer.

Notwithstanding any other provision of our offer, we will not be required to accept for payment, or, subject to any applicable rules and regulations of the SEC, purchase and accordingly pay for any shares tendered, and may terminate or amend our offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, if at any time on or after March 24, 2006 and prior to the Expiration Date, any of the following events occur or are determined by us to have occurred, that, in our reasonable judgment in any such case and regardless of the circumstances giving rise to the event, makes it inadvisable to proceed with our offer or with acceptance for payment or payment for the shares in our offer:

(i) there shall have been threatened, instituted or pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any court, authority, agency or tribunal, which directly or indirectly:

(a) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of our offer, the acquisition of shares under our offer, or is otherwise related in any manner to, or otherwise affects, our offer; or

(b) could, in our reasonable judgment, materially and adversely, affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business and our subsidiaries, taken as a whole, or materially impair our ability to purchase the shares in the offer;

(ii) there shall have been any action threatened or taken, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to our offer or us or any of our subsidiaries, by any government or governmental, regulatory or administrative authority, court agency or tribunal, domestic or foreign, which, in our reasonable judgment, would or is reasonably likely to directly or indirectly result in any of the consequences referred to in clause (a) or (b) of paragraph (1) above;

(iii) there shall have occurred:

(a) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, in any event which, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States;

(b) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

(c) the commencement or escalation of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States, including, but not limited to, an act of terrorism;

(d) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, is reasonably likely to materially affect, the extension of credit by banks or other lending institutions in the United States;

(e) any material decrease in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of us and our subsidiaries, taken as a whole, or on the trading in our shares; or

(f) in the case of any of the foregoing existing at the time of the announcement of our offer, a material acceleration or worsening thereof;

(iv) no decrease of more than 10% in the market price for the shares of our common stock or in the Dow Jones Industrial Average, the New York Stock Exchange Composite Index, Nasdaq Composite Index or the Standard & Poor’s 500 Composite Price Index measured from the close of trading on March 23, 2006;

(v) there shall have occurred any event or events that has resulted, or may in our reasonable judgment result, directly or indirectly, in an actual or threatened change in our ownership or prospects and our subsidiaries; and, in our reasonable judgment, such event or events make it undesirable or inadvisable to proceed with the Offer to Purchase or with such acceptance for payment;

(vi) a tender or exchange offer with respect to some or all of our outstanding shares, other than our offer, or a merger or acquisition proposal for us or by us, is proposed, announced or made by another person or is publicly disclosed, or we learn that any person or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC with respect to our common stock on or before March 23, 2006), or any new group is formed that beneficially owns more than 5% of our outstanding shares;

(vii) any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding shares;

(viii) any person or group files a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, a notice under the Change in Bank Control Act or regulations promulgated thereunder or makes a public announcement reflecting an intent to acquire us or any of our shares or any of their respective assets or securities other than in connection with a transaction authorized by our board of directors;

(ix) we are or will be unable prior to the Expiration Time to consummate the trust preferred securities financing described in Section 9—“Source and Amount of Funds” on terms and conditions satisfactory to us in our reasonable judgment which, together with excess cash on hand, will be sufficient to purchase the shares of common stock pursuant to the Offer and to pay related fees and expenses;

(x) any change shall have occurred or been threatened in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of us or our subsidiaries, taken as a whole, that, in our reasonable judgment, is or may reasonably likely be material and adverse to us or our subsidiaries; or

(xi) we determine that the completion of our offer and the purchase of the shares may cause our common stock to be delisted from the American Stock Exchange or to be subject to deregistration under the Exchange Act.

These conditions are for our sole benefit and may be asserted by us, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Date, except for those conditions dependent upon compliance with applicable law. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted by us at any time prior to the Expiration Date. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

Acceptance of shares validly tendered in the Offer to Purchase is subject to the condition that, as of the Expiration Date, and after giving pro forma effect to the acceptance of shares validly tendered, our shares of common stock would be held of record by at least 300 persons and would remain listed for quotation on the American Stock Exchange. This condition may not be waived.

The Exchange Act requires that all conditions to the Offer to Purchase must be satisfied or waived on or before the Expiration Date.

8.	Price Range of Shares; Dividends.

Shares of our common stock are listed for trading on the American Stock Exchange under the ticker symbol “CAC.” The following table sets forth, for the quarters indicated, the high and low sales prices per share as reported on the American Stock Exchange:

	High	Low	Dividends
2004
First Quarter	$34.83	$29.70	$0.20
Second Quarter	33.07	28.99	0.20
Third Quarter	34.90	29.91	0.20
Fourth Quarter	40.30	34.82	0.20
2005
First Quarter	$40.51	$34.67	$0.70
Second Quarter	35.47	29.99	0.20
Third Quarter	39.90	32.90	0.20
Fourth Quarter	38.21	32.81	0.20
2006
First Quarter (through March 23, 2006)	$37.29	$32.25	$0.22

On March 23, 2006, the last full trading day prior to the public announcement of the offer, the last reported closing sales price of our common stock on the American Stock Exchange was $34.74 per share. We urge stockholders to obtain current market quotations for our common stock.

Tendering stockholders will be entitled to any declared dividends having a record date prior to the date of expiration of the offer.

9.	Source and Amount of Funds.

Assuming we purchase 752,000 shares in the offer at the maximum specified purchase price of $40.25, we expect approximately $30,468,000 will be required to purchase such shares and to pay fees and expenses related to the tender offer. We anticipate obtaining up to $35 million of the funds required to purchase shares pursuant to the offer and to pay related fees and expenses from a proposed Rule 144A offering or private placement of trust preferred securities to one or more institutional investors, which we intend to consummate prior to expiration of the offer. The balance of the funds required to purchase shares in the offer and to pay related fees and expenses will be funded from excess cash on hand. We have entered into a letter of intent relating to the issuance and sale of the trust preferred securities. Accordingly, in addition to the other conditions described in the Offer to Purchase, the tender offer will be conditioned upon our having consummated the trust preferred securities financing on terms and conditions reasonably satisfactory to us, that, together with excess cash on hand, will be sufficient to purchase shares pursuant to the tender offer and to pay related fees and expenses. See Section 7—“Conditions to the Offer.” We do not currently have alternative financing plans.

The following is a summary of the basic terms of the proposed trust preferred securities financing. The following summary does not contain all of the information about the trust preferred securities and financing structure that may be important to you; the terms of the trust preferred securities and financing structure are subject to change and subject to the preparation, negotiation and completion of definitive documents.

We have signed a letter of intent regarding the issuance of up to $35 million of trust preferred securities. Prior to the expiration of the offer, we expect to cause a Delaware statutory trust wholly-owned by us to issue and sell floating rate trust preferred securities in an aggregate liquidation amount of up to $35,000,000 (the “Capital Securities”) to investors and to issue and sell its common securities to us. We intend to use a portion of the net cash proceeds we receive from this transaction (up to $35,000,000) to fund the costs and expenses of the offer. Any excess funds raised in this trust preferred securities financing that remain available following the consummation of the tender offer will be used for general corporate purposes. We believe that cash generated from our operations will be sufficient to pay the expense of the Capital Securities in accordance with their terms.

This is not an offer to sell or a solicitation of offers to buy trust preferred securities. Such securities will not be and have not been registered under the federal securities laws and may not be offered absent registration or an applicable exemption from such registration requirements.

The capital received from the proceeds of the issuance of the Capital Securities in the proposed trust preferred securities financing is expected to qualify as Tier 1 capital for bank regulatory purposes and is expected to support our “well-capitalized” regulatory rating.

10.	Certain Information Concerning Us.

General. The Company, with $1.7 billion in assets, is a publicly held, multi-bank and financial services holding company incorporated under the laws of the State of Maine. As a bank holding company registered under the Bank Holding Company Act of 1956, as amended, we are subject to supervision, regulation and examination by the Board of Governors of the Federal Reserve System. We are also subject to the jurisdiction of the Superintendent of the Maine Bureau of Financial Institutions. As a diversified financial services provider, we pursue the objective of achieving long-term sustainable growth by balancing growth opportunities against profit, while mitigating risks inherent in the financial services industry. The primary business of the Company and its subsidiaries is to attract deposits from consumer, institutional, non-profit and commercial customers and to extend loans to consumer, institutional, non-profit and commercial customers. We make our commercial and consumer banking products and services available directly and indirectly through our subsidiaries, Camden National Bank and UnitedKingfield Bank. We make our brokerage and insurance services available through Acadia Financial Consultants, which operates as a division of the two banking subsidiaries. We also provide wealth management, trust and employee benefit products and services through our subsidiary, Acadia Trust, N.A., a federally regulated, non-depository trust company headquartered in Portland, Maine. In addition to serving as a holding company, the Company provides managerial, operational, human resource, marketing and technology services to its subsidiaries. These services include general management, financial management, risk management and bank operations.

Summary Historical and Pro Forma Financial Information. The following summary historical consolidated financial data as of and for the year ended December 31, 2005 appears in our Form 10-K filing with the SEC. The following summary unaudited pro forma consolidated financial data sets forth the summary historical consolidated financial data as adjusted to give effect to 1) the purchase of 752,000 shares in the offer at a purchase price of $36.50 and at a purchase price of $40.25, the minimum and maximum possible purchase prices in the offer and 2) the consummation of the trust preferred securities financing described in Section 9—“Source and Amount of Funds.” Expenses related to the offer and the trust preferred securities financing have been estimated to be approximately $200,000. The summary unaudited pro forma consolidated income statement data gives effect to the purchase of shares pursuant to the offer and the trust preferred securities financing as if they had occurred on January 1, 2005. The summary unaudited pro forma consolidated balance sheet data gives effect to the purchase of shares pursuant to the offer and the trust preferred securities financing as if they occurred as of December 31, 2005. The summary unaudited pro forma consolidated financial data does not purport to be indicative of the results that would have been obtained had the purchase of shares in the offer and the trust preferred securities financing been completed at the dates indicated or the results that may be obtained in the future. The summary unaudited pro forma consolidated financial data should be read in conjunction with the summary historical consolidated financial data and accompanying notes.

		Pro Forma Adjusted December 31, 2005
(Dollars in Thousands, Except Per Share Data)	December 31, 2005 Historical	$36.50 Per Share	$40.25 Per Share
Balance Sheet Data:
Assets	$1,653,257	$1,661,694	$1,658,874
Loans	1,182,175	1,182,175	1,182,175
Allowance for Loan Losses	14,167	14,167	14,167
Investments	367,629	374,981	372,161
Goodwill & Intangibles	6,031	6,031	6,031
Deposits	1,163,905	1,163,905	1,163,905
Borrowings	347,039	383,124	383,124
Stockholders’ Equity	129,538	101,890	99,070

Per Share:

Total Shares Outstanding	7,529,073	6,777,073	6,777,073
Book Value	$17.21	$15.03	$14.62
Tangible Book Value	$16.40	$14.14	$13.73

		Pro Forma Adjusted December 31, 2005
(Dollars in Thousands, Except Per Share Data)	December 31, 2005 Historical	$36.50 Per Share	$40.25 Per Share
Income Statement Data:
Interest Income	89,721	90,039	89,917
Interest Expense	34,697	37,007	37,007

Net Interest Income	55,024	53,032	52,910
Provision for Loan Losses	1,265	1,265	1,265

Net Interest Income after Provision	53,759	51,767	51,645
Non-interest Income	10,050	10,050	10,050
Non-interest Expense	32,461	32,461	32,461

Income before Provision for Income Tax	31,348	29,356	29,234
Income Tax Expense	9,968	9,335	9,296

Net Income	21,380	20,021	19,938

		Pro Forma Adjusted December 31, 2005
(Dollars in Thousands, Except Per Share Data)	December 31, 2005 Historical	$36.50 Per Share	$40.25 Per Share
Income Statement Data:
Per Share:

Basic Earnings Per Share	$2.81	$2.92	$2.91
Diluted Earnings Per Share	$2.80	$2.91	$2.90
Avg. Shares Outstanding (basic)	7,599,051	6,847,051	6,847,051
Avg. Shares Outstanding (diluted)	7,624,592	6,872,592	6,872,592
Dividends Per Share	$1.30	$1.30	$1.30

Selected Financial Ratios

Return on Average Assets	1.34%	1.25%	1.25%
Return on Average Equity	16.99%	20.47%	21.01%
Tier 1 Leverage Ratio	7.58%	8.13%	7.90%
Allowance for Loan and Lease Losses to Total Loans	1.20%	1.20%	1.20%
Non-performing Loans to Total Loans	0.79%	0.79%	0.79%
Average Equity to Average Assets	7.90%	6.10%	5.93%
Efficiency Ratio	49.88%	51.46%	51.56%
Ratio of Earnings to Fixed Charges including Interests on Deposits	1.90[1]	1.79	1.79
Ratio of Earnings to Fixed Charges, excluding Interest on Deposits	3.39[2]	2.90	2.90

[1]	Our Ratio of Earnings to Fixed Charges, including Interest on Deposits for fiscal year 2004 was 2.20.

[2]	Our Ratio of Earnings to Fixed Charges, excluding Interest on Deposits for fiscal year 2004 was 4.11.

The following assumptions were made in presenting the summary historical and pro forma financial information:

(1)	The pro forma adjusted balance sheet information assumes that the trust preferred securities transaction discussed in Section 9—“Source and Amount of Funds” above closed on December 31, 2005 resulting in a $36,085,000 increase in borrowed funds in connection with the issuance of the Capital Securities.

(2)	The pro forma adjusted balance sheet information assumes 752,000 shares of common stock were purchased on December 31, 2005 at $36.50 per share and $40.25 per share, as applicable, with the purchase being funded with a portion of the net cash proceeds received from the trust preferred securities transaction.

(3)	The pro forma adjusted income statement information assumes that the trust preferred securities financing closed on January 1, 2005 resulting in a $2,310,000 increase in interest expense due to the interest payments on the $36,085,000 debt securities issued at a rate of 6.40% in connection with the issuance of the Capital Securities during the same period.

(4)	The pro forma adjusted income statement information assumes 752,000 shares of common stock were purchased on January 1, 2005 at $36.50 per share and $40.25 per share, as applicable, with the purchase being funded with a portion of the net cash proceeds received from the trust preferred securities transaction.

Where You Can Find More Information. We are subject to the information filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements we distribute to our stockholders and file with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the offer. These reports, statements and other information should be available for inspection at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary fees, from the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the internet at http://www.sec.gov that contains reports, proxy statements and other information relating to registrants that file electronically via the SEC’s EDGAR System, including the Schedule TO and documents incorporated by reference. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us. We incorporate by reference the following documents:

•	Our Annual Report on Form 10-K for the year ended December 31, 2005;

•	Our Definitive Proxy Statement on Schedule 14A filed on March 10, 2006; and

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s internet web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from us at 2 Elm Street, Camden, Maine 04843; telephone: (207) 236-8821; attention: Suzanne Brightbill, Public Relations Officer. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one (1) business day after we receive your request.

11.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

As of March 3, 2006, we had 7,519,629 issued and outstanding shares. The 752,000 shares that we are offering to purchase in this offer represent approximately 10.0% of the shares outstanding on March 3, 2006. As of March 3, 2006, we had approximately 955 shareholders of record and 2,500 beneficial owners of our common stock.

As of March 3, 2006, our directors, nominees and executive officers as a group (15 persons) beneficially owned 516,509 shares (including 15,350 shares issuable upon exercise of options which are or will become exercisable within 60 days of March 3, 2006), or 6.85% of the total outstanding shares of our common stock on that date. The following table sets forth, as to each director or executive officer (i) the number of shares and percentage beneficially owned as of March 3, 2006 (including shares issuable upon exercise of options which are or will become exercisable within 60 days of March 3, 2006); (ii) the number of shares currently proposed to be tendered in this offer; and (iii) assuming the purchase of 752,000 shares in this offer, the number of shares being retained and the percentage which such shares would represent of the resulting outstanding shares. The table is based on information available to us as of March 3, 2006, and is believed to be current except as noted in the accompanying footnotes. Except as indicated in the footnotes, all persons listed below have sole voting and investment power over the shares identified as beneficially owned. The number of shares for which our directors and executive officers have indicated an intention to tender is based on their present intention, and each has reserved the right to tender all or any portion of the shares beneficially owned by him or her. Furthermore, as of March 3, 2006, the Trustee, our wholly owned subsidiary, held 29,306 of our outstanding common shares in its fiduciary capacity under our 401(k) Plan and various agreements. We do not know how many shares the Trustee will tender on behalf of, or at the direction of, participants in our 401(k) Plan.

Directors, Nominees and named executive officers:	Number of Shares Beneficially Owned		Percentage of Outstanding	Shares to Be Tendered	Shares Retained		Pro Forma percentage of Outstanding
Laurel J. Bouchard	6,130	(1)	*	0	6,130		*
Ann W. Bresnahan	23,940	(2)	*	0	23,940		*
Joanne T. Campbell	5,764	(3)	*	0	5,764		*
Robert J. Campbell	24,000		*	0	24,000		*
Robert W. Daigle	24,139	(4)	*	0	24,139		*
Sean G. Daly	1,757	(5)	*	0	1,757		*
Gregory A. Dufour	13,269	(6)	*	0	13,269		*
David C. Flanagan	1,736		*	0	1,736		*
Ward I. Graffam	3,825		*	0	3,825		*
Rendle A. Jones	332,835	(7)	4.43%	0	332,835	(7)	4.92%
John W. Holmes	9,000		*	0	9,000		*
Theodore C. Johanson	14,960		*	0	14,960		*
Winfield F. Robinson	49,753	(8)	*	23,560	26,193		*
Robin A. Sawyer, CPA	415	(9)	*	0	415		*
Susan M. Westfall	4,986	(10)	*	0	4,986		*
All nominees, continuing directors and executive officers as a group (15 persons):	516,509		6.85%	23,560	492,949		7.28%

*	Less than 1%.

(1)	Includes 4,350 shares underlying stock options exercisable within 60 days.

(2)	Includes 5,940 shares over which voting and dispositive power are shared jointly with Ms. Bresnahan’s spouse.

(3)	Includes 4,900 shares underlying stock options exercisable within 60 days and 550 shares over which voting and dispositive power are shared jointly with Ms. Campbell’s spouse.

(4)	Includes 400 shares owned by Mr. Daigle’s spouse, as to which Mr. Daigle disclaims any beneficial interest, and 18,720 shares over which voting and dispositive power are shared jointly with Mr. Daigle’s spouse.

(5)	Includes 1,500 shares underlying stock options exercisable within 60 days.

(6)	Includes 5,000 shares underlying stock options exercisable within 60 days.

(7)	Includes 282,785 shares owned by various trusts of which Mr. Jones acts as trustee, as to which shares he disclaims any beneficial interest and 1,950 shares owned by Mr. Jones’s spouse, as to which Mr. Jones disclaims any beneficial interest. Mr. Jones, in his fiduciary capacity as trustee of such trusts, may tender some or all of the shares held in trust depending on the market, economic and business conditions existing as of the expiration date of the offer. Mr. Jones has no pecuniary interest in such shares. For purposes of the table above we have assumed that none of the trust shares are tendered in the offer.

(8)	Includes 33,193 shares owned by Mr. Robinson’s spouse, as to which Mr. Robinson disclaims any beneficial interest.

(9)	Includes 415 shares over which voting and dispositive power are shared jointly with Ms. Sawyer’s spouse.

(10)	Includes 300 shares underlying stock options exercisable within 60 days.

If we purchase 752,000 shares and if 23,560 shares are tendered by and purchased from our directors and executive officers, the aggregate number of shares held by our directors and executive officers would be 492,949, but the percentage of shares beneficially owned by such persons would increase to 7.28% of our outstanding common stock. If we purchase fewer than 752,000 shares, the resulting percentage would be lower; if we purchase more than 752,000 shares, the resulting percentage would be higher.

Equity Plans

Stock Option and Incentive Plans. We have stock options and restricted stock grants outstanding that were issued to officers, employees and non-employee directors under one or more of the following plans: our 2003 Stock Options and Incentive Plan (“2003 Plan”), the KSB Bancorp Inc. 1998 Long-Term Incentive Stock Benefit Plan, the KSB Bancorp Inc. 1993 Incentive Stock Option Plan and the Camden National Bank 1993 Stock Option Plan. The outstanding grants continue to be governed by the terms of the applicable plan. As of March 3, 2006, stock options covering 124,680 shares of our common stock, of which options to purchase 43,180 were vested on that date, and restricted stock grants covering 2,685 shares of our common stock, none of which were vested on that date, were outstanding under these plans. As of March 3, 2006, 691,837 shares remained available for award grants under these plans. Stock options granted under our 2003 Plan generally vest over a five year period and restricted stock granted under our 2003 Plan generally vest over a three year period. The options granted under the other plans were immediately vested when granted. Stock options granted under our plans generally have a term of ten years. The exercise price of options granted under these plans equaled the market price of the Company’s stock on the date of grant.

Management Stock Purchase Plan. We have in place a management stock purchase plan that provides equity incentive compensation to our management-level employees. Participants in this plan who are senior executives are required to receive restricted shares in lieu of a portion of their annual incentive bonus, while certain other officers may elect to receive restricted shares in lieu of a portion of their annual incentive bonus. Restricted shares are granted at a discount of one-third of the fair market value of the stock on the date of grant. Restricted shares will vest two years after the date of grant if the participant remains employed by the Company for such period. As of March 3, 2006, 7,886 restricted shares were outstanding under this plan, none of which were vested on that date.

Long-Term Performance Share Plan. We also maintain a Long-Term Performance Share Plan. It is our intent that awards made under this plan will be used to achieve the twin goals of aligning executive incentive compensation with increases in shareholder value, and using equity compensation as a tool to retain key employees. The long-term performance period is a period of three consecutive fiscal years beginning on January 1 of the first year and ending on December 31 of the third year. Awards are based upon the attainment of certain thresholds of tangible book value and return on average equity over the three-year period. As of March 3, 2006, no awards were outstanding under this plan.

Additional information regarding all of the above plans and option grants under those plans, as well as information regarding deferred compensation arrangements, employment agreements with our executive officers and agreements providing supplemental retirement benefits to certain executive officers, is included in our documents filed with the SEC that are incorporated in this Offer to Purchase by reference. See “Incorporation by Reference” above in Section 10.

Recent Securities Transactions

Neither the Company, any of its subsidiaries nor, to the best of our knowledge, any of the Company’s directors and executive officers, nor any affiliate of any of the foregoing, had any transactions involving our shares during the 60 days prior to the date hereof except for the following:

Camden National Corporation Repurchases

We made the following purchases of our common stock on the open market pursuant to our repurchase program:

•	2/1/06: 9,180 shares at $36.56 per share, and

•	2/3/06: 9,340 shares at $34.59 per share.

Joanne T. Campbell

2/14/06. Acquisition of an option to purchase 1,000 shares of our common stock having an exercise price of $34.95 per share. The grant has a ten year term. One fifth (200) of the options vest on the first anniversary of the grant date and upon each anniversary of the grant date according to a five year vesting schedule.

2/14/06. Acquisition of 214 shares of our common stock at price of $23.30, representing a restricted stock grant issued pursuant to our 2003 Plan. The grant vests over a three year period.

Susan M. Westfall

2/14/06. Acquisition of an option to purchase 750 shares of our common stock having an exercise price of $34.95 per share. The grant has a ten year term. One fifth (150) of the options vest on the first anniversary of the grant date and upon each anniversary of the grant date according to a five year vesting schedule.

2/14/06. Acquisition of 206 shares of our common stock at price of $23.30, representing a restricted stock grant issued pursuant to our 2003 Plan. The grant vests over a three year period.

Robert W. Daigle

2/14/06. Acquisition of 878 shares of our common stock at a price of $23.30, representing a restricted stock grant issued pursuant to our 2003 Plan. The grant vests over a three year period.

Gregory A. Dufour

2/14/06. Acquisition of 472 shares of our common stock at price of $23.30, representing a restricted stock grant issued pursuant to our 2003 Plan. The grant vests over a three year period.

Sean G. Daly

2/14/06. Acquisition of 257 shares of our common stock at price of $23.30, representing a restricted stock grant issued pursuant to our 2003 Plan. The grant vests over a three year period.

Laurel J. Bourchard

2/14/06. Acquisition of 386 shares of our common stock at price of $23.30, representing a restricted stock grant issued pursuant to our 2003 Plan. The grant vests over a three year period.

Agreements, Arrangements, Understandings, Regulatory Requirements and Legal Proceedings

Except as otherwise described in this Offer to Purchase or documents incorporated by reference, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

As described in the documents incorporated by reference to this Offer to Purchase, Camden National Bank (“CNB”) has obtained judgments in the principal amount of $865,000 against Steamship Navigation Company (“SNC”) which partially set off the damages of $1.5 million awarded SNC by a judgment of the Maine Supreme Judicial Court. Post-trial motions are currently pending which challenge CNB’s right to set off against the judgment awarded to SNC.

12.	Certain Legal Matters; Regulatory Approvals.

Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that appears material to our business that might be materially and adversely affected by our acquisition of shares as contemplated by our offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares by us as contemplated by our offer. Should any approval or other action be required, we currently intend to seek that approval or other action. We cannot predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under our offer until the outcome of that process, if necessary, is known. We cannot assure you that any approval or other action, if needed, could be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

Bank Regulatory Matters. As a registered bank holding company, we are subject to the supervision and regulation of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Because we are (and upon completion of the Offer to Purchase and issuance of the trust preferred securities we expect that we will remain) “well-capitalized” and “well-managed,” as those terms are defined by the Federal Reserve Board, and not subject to any unresolved supervisory issues, we are not required to file a notification with the Federal Reserve Board, or obtain its approval, in order to complete the proposed tender offer.

The Bank Holding Company Act of 1956 and the Change in Bank Control Act each govern acquisition of control of bank holding companies. As a general matter, a person may not acquire control of a bank holding company such as the Company without the prior approval of the Federal Reserve Board. If, as a result of the offer, any stockholder becomes the beneficial owner of more than 10% of our shares, such stockholder may be required to reduce its ownership interest in the Company or obtain regulatory approval to continue to own more than 10%. Each stockholder whose ownership interest may be so increased is urged to consult the stockholder’s own legal counsel with respect to the consequences to the stockholder of the tender offer.

A significant portion of our revenues result from dividends paid to us by our banking subsidiaries. Both we and each of our banking subsidiaries are subject to laws and regulations that limit the payment of dividends, including requirements to maintain capital at or above regulatory minimums. Various statutory and regulatory provisions limit the amount of dividends our banks can pay without regulatory approval. In addition, the Federal Deposit Insurance Act prohibits insured depositary institutions such as our banking subsidiaries from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become undercapitalized as defined in the statute. We do not expect that any of these laws, regulations or policies will materially affect our ability to fund this offer.

13.	United States Federal Tax Consequences.

The following is a discussion of material United States federal income tax considerations relevant to participation in our offer. Stockholders whose shares are not purchased by us pursuant to the offer will not incur any tax liability as a result of the completion of the offer. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, rulings of the Internal Revenue Service (the “IRS”), and judicial decisions, all as in existence and in effect on the date hereof and all of which are subject to change. Any such change could apply retroactively and could affect adversely the tax consequences described below. No advance tax ruling has been sought or obtained from the IRS regarding the tax consequences of the transactions described herein.

As used herein, a “U.S. Person” is (a) an individual who is a citizen of the United States or who is resident in the United States for United States federal income tax purposes, (b) a corporation or a partnership that is organized under the laws of the United States, any state thereof, or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust (i) that is subject to the primary supervision of a court within the United States and is subject to the control of one or more United States persons as described in Section 7701(a)(30) of the Code has the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person. As used herein, a “U.S. Holder” is a beneficial owner of our shares who is a U.S. Person, and a “Non-U.S. Holder” is any beneficial owner of our shares other than a U.S. Holder.

This discussion does not address all United States federal income tax considerations that may be relevant to U.S. Holders and Non-U.S. Holders in light of their particular circumstances or that may be relevant to certain holders that may be subject to special treatment under United States federal income tax law (for example, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons who hold notes as part of a straddle, hedging, constructive sale, or conversion transaction, persons who acquired shares through exercise of employee stock options or otherwise as compensation for services, and U.S. Persons whose functional currency is not the U.S. dollar). This discussion does not address certain special rules that apply to Non-U.S. Holders that are “controlled foreign corporations” or “passive foreign investment companies.” Furthermore, this discussion does not address any aspects of state, local, or foreign taxation. This discussion is limited to those persons who hold shares as “capital assets” within the meaning of Section 1221 of the Code. In the case of any Non-U.S. Holder who is an individual, the following discussion assumes that this individual was not formerly a United States citizen, and was not formerly a resident of the United States for United States federal income tax purposes.

HOLDERS OF SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

Treatment of U.S. Holders

Capital Gain or Loss Treatment. If a sale of your shares pursuant to the offer qualifies as an “exchange” under Section 302(b) of the Code (see the discussion of Section 302(b) below), then any gain or loss recognized on the sale of your shares will be a capital gain or loss. Any capital gain or loss recognized by a U.S. Holder will be long-term capital gain or loss if the shares have been held for more than one year at the time of disposition. Any long-term capital gain recognized upon a disposition of shares by a U.S. Holder who is an individual will be subject to federal income tax at a maximum rate of 15%.

Dividend Treatment. If a sale of your shares pursuant to the offer does not qualify as an “exchange” under Section 302(b) of the Code, then the cash you receive from your sale will be treated as a dividend, provided that (as we anticipate to be the case) we have sufficient accumulated or current earnings and profits. Generally, any such dividend income received by a U.S. Holder will be treated as ordinary income for federal income tax purposes, and the entire amount of the gross proceeds received on the sale (and not merely the excess of the gross proceeds over your tax basis in the shares sold) will be subject to tax at ordinary income rates. However, if you are a US holder who is an individual, trust or estate, the dividend income you receive may qualify as qualified dividend income that is eligible for a lower capital gains tax rate. To the extent that the purchase of your shares pursuant to the offer is treated as a dividend, the tax basis in any shares that you actually or constructively own after consummation of the offer generally will be increased by your basis in the shares sold pursuant to the offer.

The trust under the 401(k) Plan is intended to be exempt from federal income taxation. Accordingly, such trust will not be taxable upon the receipt of any cash proceeds pursuant to the tender offer. The shares of our common stock allocated to participants’ accounts under our 401(k) Plan are employer securities as defined in the Code. If a lump sum distribution from the 401(k) Plan to a participant includes employer securities, the participant has the option of deferring federal income tax until the subsequent sale of the common stock on the increase in value of the common stock that occurred while the shares were held in the plan. In addition, the increase in value of the common stock that occurred while it was held in the plan may be taxed at long-term capital gains rates rather than ordinary income tax rates.

Treatment of Dividend Income for Corporate Stockholders. In the case of a U.S. Holder that is a corporation, if the cash received for shares pursuant to the offer is treated as a dividend, the dividend income may be eligible for the 70% dividends-received deduction under Section 243 of the Code. The dividends- received deduction is subject to certain limitations. For example, the deduction may not be available if the corporate U.S. Holder does not satisfy certain holding period requirements with respect to its tendered shares or if the shares are “debt-financed portfolio stock.” If a dividends-received deduction is available, the dividend (having arisen in a non-pro rata redemption) also will be treated as an “extraordinary dividend” under Section 1059 of the Code. In that case, the corporate U.S. Holder’s tax basis in its remaining shares (for purposes of determining gain or loss on a future disposition) generally will be reduced (but not below zero) by the amount of any “extraordinary dividend” not taxed because of the dividends-received deduction. Any amount of the “extraordinary dividend” not taxed because of the dividends-received deduction in excess of the corporate U.S. Holder’s tax basis for the remaining shares generally will be taxable as gain on the sale of shares. If a redemption of shares from a corporate U.S. Holder pursuant to the offer is treated as a dividend as a result of the U.S. Holder’s constructive ownership of other shares that it has an option or other right to acquire, the portion of the “extraordinary dividend” not otherwise taxed because of the dividends-received deduction will reduce the corporate U.S. Holder’s basis only in those shares that are sold pursuant to the offer, and any excess of such non-taxed portion over such basis will be taxable as gain on the sale of such shares.

Backup Withholding. Upon a sale of shares by a U.S. Holder pursuant to the offer, we generally must backup withhold at a rate of 28%, unless the U.S. Holder provides to the Depositary before the sale a certification, under penalties of perjury, of the U.S. Holder’s taxpayer identification number and certain other matters relating to backup withholding. The requisite certification is included in the Letter of Transmittal. Amounts withheld under the backup withholding rules are generally allowable as a credit against your United States federal income tax liability (if any), and may entitle you to a refund, provided that you furnish the required information to the IRS.

Treatment of Non-U.S. Holders

Backup Withholding. Upon a sale of shares by a Non-U.S. Holder pursuant to the offer, the proceeds will not be subject to backup withholding if the Non-U.S. Holder provides to the Depositary before the sale a certification, under penalties of perjury, that the Non-U.S. Holder is not a U.S. Person. This certification may be made on an IRS Form W-8BEN.

Capital Gain or Loss Treatment. If a Non-U.S. Holder’s sale of shares pursuant to the offer qualifies as an “exchange” under Section 302(b) of the Code (see the discussion of Section 302(b) below), then any gain or loss recognized on the sale will be a capital gain or loss. Any capital gain recognized by a Non-U.S. Holder upon a sale of shares pursuant to the offer will not be subject to U.S. federal income tax, unless: (i) the gain is effectively connected with a United States trade or business conducted by the Non-U.S. Holder; (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met; or (iii) we are, or have been during certain periods preceding the disposition, a “United States real property holding corporation” (which we do not believe we are) and certain other conditions are met.

Even if a Non-U.S. Holder’s sale of shares pursuant to the offer is exempt from federal income tax as described in the immediately preceding paragraph, and even if the Non-U.S. Holder has furnished the certification required to avoid backup withholding, we are required under a separate set of withholding rules to withhold 30% (or such lower rate as may be specified by an applicable income tax treaty) of the gross proceeds from the sale, unless the Non-U.S. Holder delivers to the Depositary before the sale a properly executed IRS Form W-8ECI certifying that the Non-U.S. Holder’s income on the sale is effectively connected with a United States trade or business conducted by the Non-U.S. Holder. In the event that such IRS Form W-8ECI is furnished, the Non-U.S. Holder’s income on the sale will be exempt from withholding but will be subject to federal income tax at normal graduated rates. In order to claim treaty benefits, the Non-U.S. Holder must deliver to the Depositary before the sale a properly executed IRS Form W-8BEN.

In the event that the amount withheld from the gross proceeds paid to a Non-U.S. Holder pursuant to the offer exceeds the federal income tax liability of the Non-U.S. Holder, a claim for refund may be filed with the IRS by the Non-U.S. Holder.

Dividend Treatment. If a Non-U.S. Holder’s sale of shares pursuant to the offer does not qualify as an “exchange” under Section 302(b) of the Code, then the cash received upon the sale will be treated as a dividend, provided that (as we anticipate to be the case) we have sufficient accumulated or current earnings and profits. Even if the Non-U.S. Holder has furnished the certification required to avoid backup withholding, we are required under a separate set of withholding rules to withhold 30% (or such lower rate as may be specified by an applicable income tax treaty) of the gross proceeds from the sale, unless the Non-U.S. Holder delivers to the Depositary before the sale a properly executed IRS Form W-8ECI certifying that the Non-U.S. Holder’s income on the sale is effectively connected with a United States trade or business conducted by the Non-U.S. Holder. In the event that such IRS Form W-8ECI is furnished, the Non-U.S. Holder’s income on the sale will be exempt from withholding but will be subject to federal income tax at normal graduated rates. In order to claim treaty benefits, the Non-U.S. Holder must deliver to the Depositary before the sale a properly executed IRS Form W-8BEN.

Qualification of Sale as an “Exchange” Under Section 302(b)

A sale of your shares pursuant to the offer will qualify as an “exchange” under Section 302(b) of the Code if:

•	the sale results in a “complete redemption” of your shares;

•	the sale results in a “substantially disproportionate redemption” of your shares; or

•	the sale is not “essentially equivalent to a dividend” with respect to you.

The determination of whether a sale of shares pursuant to the offer qualifies as an “exchange” under Section 302(b) of the Code is made separately for each stockholder.

Constructive Ownership. For the purpose of determining whether a sale of shares pursuant to the offer qualifies as an “exchange” under Section 302(b) of the Code, you must take into account not only the shares that you actually own but also any shares that you are deemed to own constructively under the attribution rules of Section 318 of the Code. For example, under these attribution rules, you are deemed to own constructively any shares held by your spouse, parents, children and grandchildren, and you are deemed to own constructively shares held by certain entities (such as corporations, partnerships, estates, and trusts) in which you have an equity interest. Furthermore, you are deemed to own any shares that you have the right to acquire by the exercise of an option, regardless of when the option may be exercised.

Complete Redemption. A sale of all your shares of our stock pursuant to the offer will result in a “complete redemption” and, therefore, will be entitled to capital gains tax treatment if either: (i) you do not own, directly or constructively, any shares of our stock after this sale; or (ii) you do not own directly any shares of our stock after this sale and, with respect to any constructively owned shares, you are eligible to (and do in fact) waive (pursuant to Section 302(c)(2) of the Code) the attribution of such shares to you.

Substantially Disproportionate Redemption. A sale of your shares pursuant to the offer will result in a “substantially disproportionate redemption” and, therefore, will be entitled to capital gains tax treatment if:

•	the percentage of our outstanding voting stock that you own, directly or constructively, immediately after the sales by all stockholders pursuant to the offer is less than 80% of the percentage of our outstanding voting stock that you owned, directly or constructively, immediately before the sales by stockholders pursuant to the offer; and

•	the percentage of the fair market value of our outstanding common stock that you own, directly or constructively, immediately after the sales by all stockholders pursuant to the offer is less than 80% of the percentage of the fair market value of our outstanding common stock that you owned, directly or constructively, immediately before the sales by stockholders pursuant to the offer.

Not Essentially Equivalent to a Dividend. If a sale of your shares pursuant to the offer does not qualify as a “complete redemption” or a “substantially disproportionate redemption”, then your sale may nevertheless qualify as an “exchange” under Section 302(b) of the Code and, therefore, will be entitled to capital gains tax treatment if your sale meets the “not essentially equivalent to a dividend” test. This test is met if, under all the facts and circumstances, there is a meaningful reduction in your interest in us as a result of the sales by the stockholders pursuant to the offer. The IRS has issued rulings in situations involving redemptions of stock owned by minority stockholders of publicly-traded corporations (which minority stockholders owned, directly or constructively, less than 1% of the value and voting power of the stock of the corporation, and did not exercise control over the affairs of the corporation). In these rulings, the redemptions were treated as meeting as the “not essentially equivalent to a dividend” test if the redemption resulted in any reduction in the minority stockholder’s voting power and economic interest in the corporation.

Effect of Prorations and Other Transfers of Shares. You should be aware that your ability to satisfy any of the foregoing tests may be affected by proration pursuant to the offer. Therefore, unless you make a conditional tender (see Section 6—“Conditional Tender of Shares”), or unless you are an Odd Lot Holder who tenders all of his or her shares at or below the purchase price we select, you can be given no assurance that we will purchase a sufficient number of such shares to permit you to satisfy any of the foregoing tests. You also should be aware that an acquisition or disposition of shares in the market or otherwise as part of a plan that includes your tender of shares pursuant to the offer might be taken into account in determining whether any of the foregoing tests is satisfied.

THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU (INCLUDING THE APPLICABILITY AND EFFECT OF THE CONSTRUCTIVE OWNERSHIP RULE AND FOREIGN, STATE AND LOCAL TAX LAWS AND POSSIBLE TAX LAW CHANGES) OF THE SALE OF SHARES.

14.	Fees and Expenses.

We have retained Sandler O’Neill & Partners, L.P. to act as the Dealer Manager in connection with this offer. The Dealer Manager will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the offer and to indemnify the Dealer Manager against certain liabilities in connection with the offer, including certain liabilities under the federal securities laws.

Sandler O’Neill & Partners, L.P. has rendered, is currently rendering and may continue to render various investment banking, placement agent and other advisory services to us. It has received, and may continue to receive, compensation for such services.

We have retained Georgeson Shareholder Communications Inc. to act as Information Agent and Computershare Trust Company of New York to act as Depositary in connection with our offer. The Information Agent may contact stockholders by mail, telephone, telegraph, e-mail and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the offer to beneficial owners. We will pay the Information Agent and the Depositary reasonable and customary compensation for their respective services, we will reimburse them specified reasonable out-of-pocket expenses and we will indemnify each of them against certain liabilities in connection with our offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies (other than fees to the Dealer Manager, Depositary and the Information Agent as described above) for soliciting tenders of shares under the offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. We have not authorized any broker, dealer, commercial bank or trust company to act as our agent or the agent of the Information Agent or the Depositary for purposes of the offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and Instruction 9 in the related Letter of Transmittal.

15.	Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7—“Conditions of the Offer” shall have occurred or shall be reasonably determined by us to have occurred, to extend the period of time during which the offer is open and thereby delay acceptance for payment of and payment for any shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. We also expressly reserve the right, in our sole discretion, to terminate the offer and not accept for payment or pay for any shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7—“Conditions of the Offer” by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement thereof. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires us to pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7—“Conditions of the Offer” shall have occurred or shall be reasonably determined by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer or by decreasing or increasing the number of shares being sought in the offer. Amendments to the offer may be made at any time and from time to time by publicly announcing them. In the case of an extension, the announcement must be issued no later than 9:00 a.m., Eastern Daylight Savings Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the offer will be disseminated promptly to stockholders in a manner reasonably designated to inform stockholders of the change. Without limiting the manner in which we may choose to make public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through PR newswire or another comparable service.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules and certain related releases and interpretations of the SEC require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of the securities sought) will depend on the facts and the circumstances, including the relative materiality of such terms or information; however, in no event will the offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the offer. If (i) we increase or decrease the price to be paid for shares, the number of shares being sought in the offer or the Dealer Manager’s soliciting fees and, in the event of an increase in the number of shares being sought, the increase exceeds 2% of the outstanding shares and (ii) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that the notice of an increase or decrease is first published, sent or given in the manner specified in this Section 15—“Extension of Offer; Termination; Amendment” the offer will be extended until the expiration of such period of ten (10) business days.

16.	Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of shares pursuant thereto, we will make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the offer. If, after such good faith effort, we cannot comply with any such state statute, the offer will not be made to (and tenders will not be accepted from or on behalf of) the stockholders in such state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of the offerors by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON OUR BEHALF NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

We filed with the SEC the Schedule TO, together with exhibits, pursuant to Sections 13(e) and 14(d)(1) of the Exchange Act and Rules 14d-3 promulgated thereunder, furnishing certain additional information with respect to the offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 10—“Certain Information Concerning Us” (except that they will not be available at the regional offices of the SEC).

Manually signed facsimile copies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates representing shares of our common stock and any other required documents should be sent or delivered by each stockholder or his or her broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

The Depositary for the offer is:

By Registered, Certified Mail or First Class Mail: Computershare Trust Company of New York Wall Street Station P.O. Box 1010 New York, NY 10268-1010	By Facsimile Transmission: For Eligible Institutions Only: (212) 701-7636 For Confirmation Only: Telephone: (212) 701-7600	By Hand or Courier Delivery: Computershare Trust Company of New York Wall Street Plaza 88 Pine Street, 19th Floor New York, NY 10005

Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at the telephone numbers and locations listed below. Stockholders may also contact their local broker, dealer, commercial bank, trust company or nominee for assistance concerning the offer.

The Information Agent for the offer is:

17 State Street, 10th Floor New York, NY 10004 (800) 868-1366 (Toll Free) Banks and Brokerage Firms please call: (212) 440-9800

The Dealer Manager for the offer is:

919 Third Avenue, 6th Floor

New York, NY 10022

(800) 635-6851

Attention: Syndicate Desk